Exhibit 10.57

SECOND AMENDED AND RESTATED MARKETING AGREEMENT

This SECOND AMENDED AND RESTATED MARKETING AGREEMENT (“Agreement”), is made and entered into effective as of June 1, 2013 by and between CARGILL, INCORPORATED, a Delaware corporation, with principal offices and place of business at 15407 McGinty Road West, Wayzata, Minnesota 55391 (“Cargill”), and THE ANDERSONS, INC., an Ohio corporation, with principal offices and place of business at 480 W. Dussel Drive, P.O. Box 119, Maumee, Ohio 43537 (“TAI”).

WHEREAS, Cargill and TAI are parties to an Amended and Restated Marketing Agreement dated June 1, 2008; and

WHEREAS, the parties wish to extend and renew such Amended and Restated Marketing Agreement for five (5) year term as set forth in this Agreement; and

WHEREAS, Cargill and TAI are contemporaneously entering into a Lease and Sublease Agreement dated June 1, 2013 (the “Lease Agreement”) pursuant to which Cargill leases its two (2) grain handling facilities located in Toledo and Maumee, Ohio (the “Leased Facilities”) to TAI; and

WHEREAS, TAI intends to use TAI’s existing two (2) grain handling facilities at Toledo and Maumee, Ohio (the “TAI Facilities”) and the Leased Facilities (collectively, the “Facilities”) for the primary purpose of originating grain in the Toledo and Maumee, Ohio area (the “Toledo Grain”); and

WHEREAS, TAI intends to sell the Toledo Grain to Cargill, and Cargill intends to purchase from TAI and merchandise the Toledo Grain.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions hereinafter set forth, Cargill and TAI mutually agree as follows:

ARTICLE I
TERM AND TERMINATION

1.1    TERM.        The term of this Agreement shall commence on June 1, 2013 (the “Effective Date”) and continue through May 31, 2018 (the “Term”). The period from June 1st through May 31st of each calendar year shall be referred to as a “Contract Year”.

1.2    TERMINATION.

(a)    If the Lease Agreement is terminated for any reason prior to the expiration of the Term of this Agreement, this Agreement shall also automatically terminate without notice. The Lease Agreement, which is incorporated herein by this reference, is attached hereto as Exhibit A.

(b)    Either party may terminate this Agreement prior to the expiration of the Term, if any, following any material breach of this Agreement by the other party if the breaching party fails to remedy such breach within thirty (30) days after receiving from the non-breaching party written notice of the breach specifying the basis on which such breach is claimed.

(c)    This Agreement shall terminate upon written notice by either party to the other in the event that the notified party shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, custodian, or trustee for its business or for all or substantially all of its assets, or shall make an assignment for the benefit of creditors.

(d)    In the event that one or more third parties (who are under common control) purchases the other party’s stock in an amount sufficient to change control of that party, the party not having its stock purchased, may in its sole discretion either continue or terminate this Agreement. For purposes of this Agreement, “control” shall mean (i) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities of every class or other voting evidences of ownership interest of a party, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party. If a party elects to terminate this Agreement under this provision, that party must provide written notice to the other party of its election to terminate not more than thirty (30) days after public announcement or after a party has provided written notice to the other party of any public filing with the Securities Exchange Commission.

(e)    Termination of this Agreement shall not affect any obligation of either party accrued prior to the effective date of such termination.

ARTICLE II
GRAIN ORIGINATION AND MERCHANDISING

2.1    OBLIGATION OF BOTH PARTIES.        Both parties have the obligation to maximize net income of the Facilities. As a means to this, Cargill and TAI will collaborate on the primary functions of originating, merchandising, and operating the Facilities. Communications between the parties regarding such obligation of both parties shall be conducted in accordance with Section 5.1 herein.

2.2    ORIGINATION.    TAI shall use its best efforts throughout the duration of this Agreement, to maximize origination of the Toledo Grain. TAI shall use the Facilities for the primary purpose of originating the Toledo Grain. Any other intended use by TAI of the Facilities to generate income shall be promptly communicated to Cargill and shall be subject to Cargill’s approval, which shall not be unreasonably withheld. For purposes of this Section 2.2, it shall not be unreasonable for Cargill to withhold approval if TAI’s intended use may cause a default in the IRB Lease as defined in the Lease Agreement. Establishment of prices at which TAI will purchase the Toledo Grain will be determined by TAI, in consultation with the Cargill Designated Merchants.

2.3    SALE/PURCHASE OF THE TOLEDO GRAIN.    Subject to the terms and conditions set forth in this Agreement, and any Renewal Term, TAI agrees to sell to Cargill and Cargill agrees to purchase from TAI the Toledo Grain for the duration of this Agreement. Cargill, in consultation with the TAI Designated Merchants, will determine when Cargill shall purchase and at what price Cargill shall purchase the Toledo Grain from TAI. These decisions shall be made with full consideration of origination, logistic and grain quality factors as represented in good faith by TAI. During this Agreement, TAI will not sell the Toledo Grain to any person or entity other than Cargill pursuant to the terms of this Agreement, without the consent of Cargill. Cargill and TAI shall execute Cargill’s standard purchase contract (“Purchase Contract”) to effectuate each respective sale of the Toledo Grain. The terms and conditions on the front and back sides of the Purchase Contract shall govern the transaction to the extent that such terms and conditions do not conflict with the terms of this Agreement in which case this Agreement shall govern. A copy of the Purchase Contract is attached hereto as Exhibit B.

2.4    TOLEDO GRAIN EXCEPTIONS.    TAI will remain fully active in the NS and CSX rail markets as such markets relate to facilities other than the Facilities which are the subject of this Agreement. TAI via its merchant staff may from time to time make direct sales into rail markets for Toledo Grain, but only after consultation with the Cargill Designated Merchant. Should an opportunity arise wherein TAI or its affiliates desires to purchase certain amounts of Toledo Grain, TAI may contact Cargill’s merchandising contact for this Agreement with an offer. Further, TAI may direct trading relationships with certain customers as mutually agreed by the parties, inclusive of but not limited to vessel sales of Toledo Grain to Canadian receivers and vessel sales of specialty soybeans to Japanese customers.

2.5    GRAIN MERCHANDISING.        Cargill shall use its best efforts throughout the duration of this Agreement, to promote the sale of and to merchandise the Toledo Grain. Cargill, in consultation with the TAI Designated Merchants shall merchandise the Toledo Grain into both export and domestic markets.

ARTICLE III
FINANCIAL MATTERS

3.1    EARNINGS THRESHOLD.

(a)	Except as otherwise agreed in writing by the parties, the parties hereby establish a five (5) year cumulative EBT earnings before taxes (“EBT”) threshold of NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00), THREE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($3,800,000.00) in each Contract Year, as defined in Section 3.2 below (the Threshold”) for the Term of this Agreement, which shall be distributed among the parties following the end of each Contract Year as set forth in Section 3.1(b) and following the end of the Term as set forth in Section 3.1(c). If this Agreement is terminated before the expiration of the Term, the Threshold shall be adjusted on a prorated basis. By way of example, if this Agreement is terminated three years three months into the Term, the Threshold would be adjusted from NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00) to TWELVE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($12,350,000.00), and the distribution schedule set forth in Section 3.1(b) shall be adjusted accordingly.

(b)	Pursuant to Section 3.1(a), distribution payments, if any, between Cargill and
TAI shall be made at the end of each Contract Year as set forth in this Section 3.1(b). In the event that the annual EBT of the Facilities is greater than THREE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($3,800,000.00) per Contract Year, any amount in excess of THREE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($3,800,000.00) shall be distributed equally between the parties.  In the event that the actual annual EBT of the Facilities is less than -TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500, 000.00) per Contract Year, Cargill will pay TAI fifty percent (50%) of any shortfall between the actual annual EBT and TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), if any, up to a maximum total of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) per Contract Year.  At the end of each Contract Year, TAI shall provide to Cargill an estimate of EBT for the then completed Contract Year by the end of the third business day in June.  Payment due to Cargill or TAI shall be made by wire transfer on or before June 30th of each year.

(c)	At the end of each Contract Year, the parties will conduct a true-up of the distributions and payments for the Contract Years of the Term to date to ensure that any excess over the Threshold of the actual cumulative EBT of the Facilities is shared equally by the parties. Alternatively, if the actual cumulative EBT of the Facilities is below the cumulative minimum EBT threshold, then Cargill shall only be responsible for fifty percent (50%) of any difference between the actual cumulative EBT of the Facilities and the cumulative minimum EBT threshold subject to the $400,000 maximum per Contract Year. Any true-up payments shall be made by wire transfer on or before June 30th of each Contract Year.

The following table and examples are set forth below to illustrate how the annual and cumulative distribution payments will be calculated in accordance with this section 3.1:

	Year 1	Year 2	Year 3	Year 4	Year 5
Cumulative EBT Loss Share Threshold	$2.5 M	$5 M	$7.5 M	$10 M	$12.5 M
Cumulative EBT Gain Share Threshold	$3.8 M	$7.6 M	$11.4 M	$15.2 M	$19 M
Cumulative Max Loss	$400,000	$800,000	$1.2 M	$1.6 M	$2 M

The distribution payment, if any, at the end of a Contract Year, will be based on the cumulative EBT results using the table above and taking into consideration any distribution payments made in previous years.

Example 1: If EBT in Contract Year 1 is $10 M, TAI would make a distribution payment to Cargill of $3.1 M ($10M - $3.8M x 50%) and if EBT for Contract Year 2 is $0, Cargill would make a true-up distribution payment to TAI of $1.9 M to TAI because the cumulative EBT would be only $2.4 M and Cargill’s excess gain share after 2 Contract Years would be $1.2 M ($10M - $7.6M x 50%).

Example 2: If EBT in Contract Year 1 is $3 M, no distribution payments will be made for that Contract Year and if EBT in Contract Year 2 was $0, then Cargill would make a true-up distribution payment to TAI of $800,000 ($5M - $3M x 50% but capped at $800k).

3.2    Definition of EBT.    EBT shall include the following items for each Contract Year:

(a)    Rent paid by TAI pursuant to the Lease Agreement for the Leased Facilities;

(b)    TAI’s purchases of the Toledo Grain;

(c)    Sales of the Toledo Grain;

(d)    Certain allocated administrative and general operating costs mutually agreeable to the parties, including identified and quantified costs that relate specifically to the parties’ origination, operation, and merchandising functions under this Agreement, including without limitation, an annual fee in the amount of SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00) to be paid to Cargill for each Contract Year

(e)    Storage and other charges for Cargill Third Party Grain and TAI Third Party Grain pursuant to Article IV herein accrued on or after the Effective Date;

(f)    The market value of the TAI Inventory as of the Effective Date;

(g)    Depreciation of capital improvements made in accordance with Section 3.3 of this Agreement;
(h)    The agreed upon interest charges for Short Term Working Capital and Permanent Working Capital as provided in section 3.2(i) below.  Other than those interest rate charges, EBT shall not be adjusted for any other interest charges whatsoever, including any further interest charges relating to long term debt;

(i)    An annual working capital charge (“Annual Working Capital”) to reflect the cost of the working capital provided by TAI relating to the Facilities, to be calculated on a calendar year basis rather than a Contract Year basis, as follows:

(i)	The parties agree the Annual Working Capital charge shall be calculated on total working capital. The Annual Working Capital shall include two (2) charges. The permanent working capital charge will be at an agreed upon long term rate on twenty-five percent (25%) of total working capital as calculated in Sections 3(2)(h)(2) and (3) below (“Permanent Working Capital”). The short term working capital charge will be at an agreed upon short term rate of the remaining seventy-five percent (75%) of working capital as described in Section 3 below (“Short Term Working Capital”).

(ii)	Cost of Annual Working Capital will be based and charged on actual total monthly working capital employed as of the end of the month with the Short Term Working Capital filling the gap between the Permanent Working Capital (which is fixed regardless of usage) and the total working capital used in a given month. If the total working capital employed is less than the Permanent Working Capital (“Excess Funds”) then a credit will apply representing the investment of the Excess Funds at the prevailing “overnight investment” rate.

(iii)	For each calendar year beginning with the 2014, the parties shall mutually agree upon the Annual Working Capital charge as described below.

(iv)	At least sixty (60) days prior to the end of 2014 and each following calendar year, TAI will make a written proposal to Cargill regarding the appropriate level of Permanent Working Capital assigned to Facilities. TAI’s proposal shall set forth a proposed amount for Permanent Working Capital as well as a proposed interest rate. In addition, this proposal shall include the estimate amount and a proposed short term interest rate for the first quarter for Short Term Working Capital, and on a quarterly basis thereafter, TAI shall propose quarterly interest rates for the Short Term Working Capital. Within thirty (30) days of receiving TAI’s proposal, Cargill (through its Trade and Structured Finance Group (“TSF”) shall have the option of submitting an interest rate bid for the annual rate for Permanent Working Capital charge, and a quarterly interest rate bid for Short Term Working Capital ,or indicating that it does not wish to submit such bids. If the rates proposed by TFS for the annual rate for Permanent Working Capital charge, and/or the interest rate bid for Short Term Working Capital are lower than TAI’s proposed rates at TAI’s option, TAI will match the either of both TFS quotes or utilize the TFS funding .

(v)	Prior to the end of the calendar year beginning in 2014, Cargill and TAI shall mutually agree upon (1) the overall estimate amount of the Annual Working Capital, which shall serve to fix the amount Permanent Working Capital and Short Term Working Capital components for the next calendar year, and (2) the annual interest rate for Permanent Working Capital, and Short Term Working Capital, each of which will be the lower of TAI’s proposed rate and the TSF bid (if any). For the period June 1, 2013 -December 31, 2014, the parties have agreed that the Permanent Working Capital component of the Annual Working Capital charge shall be TWENTY-FOUR MILLION AND NO/100 DOLLARS ($24,000,000.00) at a rate of six and a half percent (6.50%), and that the rate for the Short Term Working Capital component shall be one point ninety-five percent (1.95%) over one (1) month LIBOR (LIBOR plus 1.75% plus .2% structuring fee).

(vi)	If, in the judgment of the parties, substantial higher or lower Annual
Working Capital will be required, it is the intent of the parties to maintain reasonable parity between the parties. For example, if increases or decreases in Annual Working Capital materially change projected EBT, then it would be reasonable that corresponding thresholds for calculation of income splits set forth in Section 3.1 or adjustments to the Annual Working Capital amounts be reconsidered, however any such changes must be mutually agreed upon by the parties.

(j)    Other ordinary operational expenses including, but not limited to labor and benefits, maintenance, inspections, dredging and such other items as may be mutually agreed by the parties.

EBT shall not include the following items:

(k)    Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with any grossly negligent act or omission by TAI or Cargill, including without limitation, TAI’s grossly negligent operation of the Facilities;

(l)    Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI’s or Cargill’s failure or alleged failure to comply with all applicable laws, rules, regulations, orders and decrees of the United States and the State of Ohio;

(m)    Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI’s or Cargill’s failure or alleged failure to comply materially with its contractual obligations;

(n)    Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with any environmental condition at the Facilities to the extent that such environmental condition arises from relates to or results from (i) the use, operation or ownership of the Facilities and the conduct of business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date; (ii) any deviation by TAI from standard business practices; or (iii) any violation of the law.

(o)    Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI’s or Cargill’s deviations from grain industry standards;

(p)    Such other items as may be mutually agreed by the parties.

3.3     CAPITAL IMPROVEMENTS.

(a)    Each party is entering into this Agreement with a solid trust in the respective condition of the other’s facilities, as well as the past operating standards that each party employed of the other’s facilities, as well as the past operating standards that each party employed in the operation of each party’s respective facilities. The Lease Agreement represents a strong vote of confidence by Cargill in TAI’s ability to operate the Cargill facilities in conformance with Cargill’s high standards for safety, maintenance and recapitalization.

In defining the guidelines for capital spending and depreciation recovery, neither party should benefit at the expense of the other party. While each party retains absolute accountability for its asset investment, Cargill is entrusting TAI with oversight responsibility as the Lessee, to manage the Cargill assets with the same degree of vigilance as extended to their own assets, and in accordance with the Lease Agreement.

TAI will annually assemble a Capital Spending Plan for each of the Facilities. The Capital Spending Plan (“Plan”) shall be submitted to Cargill for review in advance of the June-May fiscal year. Review and approval by each party is required. This will establish the basic framework for capital spending against which each party can measure and decide on appropriate deviations from the Plan.

(b)    Minor Capital Spending:    “Minor Capital Spending” is defined as any project with a total project cost of less than TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) but greater than FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) and considered an acceptable and appropriate expenditure to be capitalized under the Internal Revenue Tax Code.

“Profit Maintaining Minor Capital Spending” is defined as any capital expenditures necessary to maintain the continued operating standards and serviceability of the Facilities.

“Profit Adding Minor Capital Spending” is defined as any capital expenditures that add minor amounts of revenue and profit to the P&L.

Minor Capital Spending may also include expenditures for safety and/or environmental facility upgrades in order to comply with state and federal regulations and/or best operating standards and practices.

(c)    Major Capital Spending:    “Major Capital Spending” is defined as any project with a total cost equal to or greater than TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00)
“Profit Maintaining Major Capital Spending” is defined as any capital expenditure equal to or in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) that serves to return the facility to its original operating level of serviceability and does not increase revenues and operating net income by a marked degree. Profit Maintaining Major Capital Spending may also include expenditures on Safety and Environmental projects required by State or Federal law or best operating practices.

“Profit Adding Major Capital Spending” is defined as any capital expenditure equal to or in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) that will increase operating revenues, net income and EBT by a marked degree.

(d)    Rules and Guidelines:

(i)    TAI shall be required to pay for all Capital Spending related to or affecting the Facilities.

(ii)    TAI has authority to approve all Minor Capital Spending in the Plan less than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) per project, so long as such expenditures are consistent with the Plan.

(iii)    Proposed expenditures of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) per project or more related to or affecting the Cargill Facilities will be submitted to Cargill for prior approval, including all expenditures within the plan.

(iv)    TAI’s capital spending approval procedures will govern TAI’s decision-making process for Minor Capital Spending.

(v)    Substitutions within the framework of the Plan will be allowed for expenditures less than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00). Substituted expenditures of amounts greater than FIFTY THOUSAN AND NO/100 DOLLARS ($50,000) will require the approval of the owner of the affected Facility.

(i)	All Major Capital Spending in excess of TWO HUNDRED FIFTY
THOUSAND AND NO/100 DOLLARS ($250,000.00) per project will require prior approval by both parties regardless of the affected Facility.

(ii)	If, in the judgment of the parties, substantial new capital investment or a reduction in capital assets into the Leased Facilities is warranted, it is the intent of the parties to maintain reasonable parity between the parties. For example, if capital investments materially change projected EBT, then it would be reasonable that corresponding thresholds for calculation of income splits be reconsidered, however any such changes must be mutually agreed upon by the parties.

(viii)    All capital spending in excess of or outside of the Plan will require prior approval by both parties.

(viiii)    Upon termination of the Lease Agreement, Cargill shall purchase from TAI, and TAI shall sell to Cargill, all alterations, additions and improvements to the Leased Facilities at the then current book value of such alterations, additions and improvements, consistent with Section 7(b) of the Lease Agreement.

3.4    RIGHT TO AUDIT DOCUMENTS.        Both parties shall have the right at any time and upon reasonable notice to the other party to audit the other party’s financial records relating to and generated pursuant to this Agreement.

3.5    EFFECT OF DEFICIENCY ON THRESHOLD.    In the event that TAI’s capability to maximize origination pursuant to this Agreement is materially restricted, limited or in any way deficient in any respect as a result of a Force Majeure, any grossly negligent act or omission by TAI, or by any significant event that substantially interferes with all or part of the normal business activities of the Facilities, which event could not reasonably be foreseen by the parties (including by way of example, but not limited to, an explosion, a shutdown of the Great Lakes market, or a facility-related weather disaster), the Threshold shall be renegotiated to reflect such deficiency. The parties shall assign a percentage to the loss in capability, and the Threshold shall be reduced accordingly by such percentage for the duration of the deficiency. If the parties are unable to agree on a percentage loss in capability, the matter will be resolved pursuant to Article X herein.

ARTICLE IV
RELATIONSHIP BETWEEN THE PARTIES

4.1    TAI shall conduct its business under this Agreement in the purchase and sale to Cargill of the Toledo Grain as a principal for its own account and at its own expense and risk, subject to the terms and conditions of this Agreement. Cargill shall conduct its business under this Agreement in the purchase from TAI and the merchandising of the Toledo Grain as a principal for its own account and at its own expense and risk, subject to the terms and conditions of this Agreement.

4.2    TAI shall have no power to make, and shall not make, any representations on behalf of Cargill. TAI warrants that it will not act or attempt to act as agent for or representative of Cargill, and will not create or attempt to create any obligation binding upon Cargill, or assert or compromise or attempt to assert or compromise any right of Cargill. Cargill shall have no power to make, and shall not make, any representations on behalf of TAI. Cargill warrants that it will not act or attempt to act as agent for or representative of TAI, and will not create or attempt to create any obligation binding upon TAI, or assert or compromise or attempt to assert or compromise any right of TAI.

ARTICLE V
COMMUNICATION

1.	ADVISORY PANEL. An advisory panel consisting of approximately four (4) representatives, unless the parties otherwise mutually agree, from each party (the “Panel”) shall be established as soon as reasonably practicable after commencement of the Initial Term. The Panel shall meet on an annual basis, unless otherwise agreed, to address issues relating to the origination, merchandising, operations and finance.

2.
DESIGNATED MERCHANTS. Each party will designate merchants from time to time who will act as the primary contacts for information regarding the origination and marketing of grain under this Agreement (the “Designated Merchants”). Information shared between Designated Merchants shall be limited to the information needed to carry out the Origination and Marketing decisions and other related activities.

3.
COMPETITION. Cargill and TAI often are competitors in their grain buying and selling activities. These competitive activities will continue, and this Agreement is not intended to lessen or eliminate competition between the two companies outside Toledo/Maumee. No employee of Cargill or TAI may represent that, as a result of this Agreement, the two companies should restrict or lessen their competitive activities that are outside the scope of this Agreement.

ARTICLE VI
CONFIDENTIAL INFORMATION

6.1    Cargill and TAI hereby agree that they each will keep the terms and conditions of this Agreement confidential and proprietary, will only disclose the contents of this Agreement with those of their employees and others who are on a need-to-know basis, and will ensure that reasonable procedures are implemented to maintain the confidential nature of this Agreement with care equal to that given to confidential information of its own respective business, but in no event less than a reasonable degree of care. Cargill and TAI assume liability for any breach of this Article by it or any of its employees, agents or representatives. The obligations set forth in this Article shall survive any termination of this Agreement.

6.2    TAI shall keep confidential any Cargill information (whether business marketing, technical or other data) known to it to be, or designated by Cargill as being confidential (“Confidential Information”), and shall use such care as TAI would use in maintaining the confidentiality of its own confidential information. TAI shall use such information only to the extent needed and for the purpose of performing its obligations under this Agreement. TAI’s obligations under this Section 6.2 shall survive any termination of this Agreement, except that the obligation of confidentiality under this Section 6.2 shall not apply:

(a)    to information known to TAI, as evidenced by TAI, at the time of TAI’s receipt thereof from Cargill; or

(b)    to information received by TAI from a third party under no obligation of confidentiality to Cargill.

6.3    Cargill shall keep confidential any TAI information (whether business marketing, technical or other data) known to it to be, or designated by TAI as being, confidential (“Confidential Information”), and shall use such care as Cargill would use in maintaining the confidentiality of its own confidential information. Cargill shall use such information only to the extent needed and for the purpose of performing its obligations under this Agreement. Cargill’s obligations under this Section 6.3 shall survive any termination of this Agreement, except that the obligation of confidentiality under this Section 6.3 shall not apply:

(a)    to information known to Cargill, as evidenced by Cargill, at the time of Cargill’s receipt thereof from TAI; or

(b)    to information received by Cargill from a third party under no obligation of confidentiality to TAI.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1    REPRESENTATIONS AND WARRANTIES OF CARGILL.    Cargill represents and warrants as follows to TAI, such representations and warranties to be true and correct on the Effective Date, that:

(a)    Organization, Qualification and Good Standing.    Cargill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered to do business in and is in good standing under the laws of the State of Ohio. All corporate proceedings required to be taken by Cargill to authorize the execution; delivery and consummation of this Agreement have been duly and validly taken and will be in full force and effect on the Effective Date.

(b)    Authority; Binding Effect.    Cargill has full power and authority to execute and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Cargill enforceable against Cargill in accordance with its terms, subject to applicable bankruptcy or insolvency laws.

(c)    Compliance with Other Instruments.        Cargill is neither a party to, nor otherwise subject to, any agreement or other instrument which would prevent or prohibit Cargill from or require any consent to, the execution or consummation hereof.

7.2    SURVIVAL OF WARRANTIES AND INDEMNIFICATION. All the warranties and representations given by Cargill in Section 7.1 herein or elsewhere in this Agreement, all of which are relied upon by the TAI, shall survive the Effective Date hereof. Cargill agrees to indemnify and hold AI harmless from and against any loss, damage, claim, liability, cost, expense or penalty (including reasonable attorneys’ fees) which TAI may incur or sustain after the Effective Date resulting from or arising out of any breach of any of said representations and warranties.

7.3    REPRESENTATIONS AND WARRANTIES OF TAI. TAI represents and warrants as follows to Cargill, such representations and warranties to be true and correct on the Effective Date, that:
(a)    Organization, Qualification and Good Standing. TAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is registered to do business in and is in good standing under the laws of the State of Ohio. All corporate proceedings required to be taken by TAI to authorize the execution; delivery and consummation of this Agreement have been duly and validly taken and will be in full force and effect on the Effective Date.

(b)    Authority; Binding Effect.    TAI has full power and authority to execute and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation of TAI enforceable against TAI in accordance with its terms, subject to applicable bankruptcy or insolvency laws.

(c)    Compliance with Other Instruments.     TAI is neither a party to, nor otherwise subject to, any agreement or other instrument which would prevent or prohibit TAI from or require any consent to, the execution or consummation hereof.

(d)    Corporate Documents.        TAI has provided Cargill with all corporate documents evidencing the provisions that TAI has in place which limit potential changes in control of TAI.

7.4    SURVIVAL OF WARRANTIES AND INDEMNIFICATION. All the warranties and representations given by TAI in Section 7.3 herein or elsewhere in this Agreement, all of which are relied upon by Cargill, shall survive the Effective Date hereof. TAI agrees to indemnify and hold Cargill harmless from and against any loss, damage, claim, liability, cost, expense or penalty (including reasonable attorneys’ fees) which Cargill may incur or sustain after the Effective Date resulting from or arising out of any breach of any of said representations and warranties.

ARTICLE VIII
INDEMNIFICATION

8.1    INDEMNIFICATION BY CARGILL.        Cargill shall defend, exonerate, indemnify and hold harmless TAI, its officers, directors, employees and agents from and against all claims, damages, liabilities, costs and expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with (a) any breach of this Agreement by Cargill; and (b) the operation or ownership of the Leased Facilities and the conduct of its business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date, including without limiting the generality of the foregoing all environmental liabilities.

8.2    INDEMNIFICATION BY TAI.    TAI shall defend, exonerate, indemnify and hold harmless Cargill, its officers, directors, employees and agents from and against all claims, damages, liabilities, costs and expenses, suits, obligations or penalties (including attorneys’ fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with (a) any breach of this Agreement by TAI; and (b) the operation or ownership of TAI Facilities and the conduct of its business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; (c) the grossly negligent operation or ownership of the TAI Facilities and the grossly negligent conduct of business therein, thereon, thereabout or with regard thereto at all times on and after the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; (d) the grossly negligent use, operation or occupancy of the Leased Facilities and the grossly negligent conduct of business therein, thereon, thereabout or with regard thereto at all times on and after the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; and (e) any grossly negligent act or omission or willful misconduct by TAI.

Notwithstanding the foregoing or anything to the contrary in the Lease Agreement, the parties intend that the P&L shall include all customary items, except as otherwise provided by Section 3.2 of this Agreement. TAI’s failure to follow, use, adopt, implement or recognize standard business practices, including, without limitation, standard business practices of a grain handling business, may be a factor in determining whether TAI is grossly negligent for purposes of this Agreement; provided, however, that the mere fact that TAI is found liable for negligence against a third party shall not be determinative in and of itself as to whether TAI is grossly negligent for purposes of this Agreement for the same conduct giving rise to TAI’s negligence against such third party.

8.3    NOTICE.    Each party agrees to promptly give the other party notice of any claim or indemnification arising under this Section.

8.4    SURVIVAL.    The obligations of each party under the foregoing indemnification provisions shall survive the termination of this Agreement.

ARTICLE IX
FORCE MAJEURE

9.1    The obligations of each party under this Agreement may be delayed or suspended in the event of Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel, power, raw material, labor, containers or transportation, facilities, governmental laws, regulations, order or action, breakage or failure of machinery or apparatus, national defense requirements or any other event beyond the reasonable control of such party or in the event of labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of such party), any of which events prevents the sale, purchase or merchandising of the Toledo Grain (“Force Majeure”). For purposes of this Section 9.1, ordinary variations in weather conditions, including without limitation prolonged periods of dryness or wetness, shall not be considered an event of Force Majeure. If, because of any such event, either party is unable to meet its obligations in part or in whole under this Agreement, the obligations of the affected party shall be abated during the period in which its performance is prevented by the event of Force Majeure upon giving prompt notice of such event to the other party. The other party’s performance shall likewise be abated during such period, but this Agreement shall otherwise remain unaffected.

ARTICLE X
DISPUTE RESOLUTION

10.1    In the event a dispute arises under this Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

(a)    The Panel shall meet to discuss the basis for the dispute and shall use its best efforts to reach a reasonable resolution to the dispute.

(b)    If the Panel fails to resolve the dispute within ten (10) days of its receipt of written notice of the dispute, the matter in dispute shall be brought to the attention of senior management at Cargill and TAI. Said management shall meet in person to negotiate a good faith resolution to the dispute within twenty (20) days of their receipt of written notice of the dispute.

(c)    If such negotiations are unsuccessful, the matter may promptly be submitted by either party to an individual or organization recognized in the field of alternate dispute resolution as may be agreed upon by the parties (collectively referred to as the “Mediator”). The Mediator shall within thirty (30) days after its receipt of a party’s request for assistance, recommend to the parties, in writing, a procedure for non-binding mediation (“Mediation”) for resolving such matter. The Mediator’s recommendation shall also set forth the rules for the recommended process including without limitation: (i) a schedule for the exchange of documents and short narrative statements summarizing each party’s position on the matter; (ii) if appropriate in the Mediator’s view, an expedited discovery schedule; (iii) the format and location of the Mediation; and (iv) the time period in which the Mediation is to be completed. The Mediator shall conduct the Mediation.

(d)    At the conclusion of the Mediation, the representatives shall meet and attempt to resolve the matter. If the matter cannot be resolved within such period as the Mediator deems reasonable (but not later than ninety (90) days after the Mediator has issued its procedural recommendation for the Mediation), the Mediator shall (upon request of either party) certify to the parties that the matter is incapable of resolution through the Mediation process and the matter shall, thereafter, promptly be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association (“AAA”), except to the extent modified herein. The arbitration shall be held in Ohio. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(e)    Each party shall within thirty (30) days of receipt of notice that the matter has been referred to arbitration, appoint one arbitrator and, within thirty (30) days of the appointment of the last of such two (2) arbitrators, the two (2) arbitrators shall appoint a third (3rd) arbitrator. If either party or the two (2) arbitrators fail to timely appoint an arbitrator, the said arbitrator shall be appointed by AAA. The arbitrators shall not be empowered to award punitive or exemplary damages.

(f)    Unless otherwise determined by the arbitration panel, the parties shall bear their respective costs incurred in connection with the procedures described in this Section, except that the parties shall share equally the fees and expenses of any Mediation or arbitration.

(g)    Notwithstanding any other provision of this Agreement, each party shall still be entitled to access the courts to obtain appropriate injunctive relief.

(h)    During the pendency of any dispute resolution procedure pursuant to this Section, the effectiveness of any notice of termination given pursuant to this Agreement shall be suspended.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1    ASSIGNMENT.    Neither Cargill nor TAI may assign this Agreement without the prior written consent of the other party.

11.2    WAIVER.    Failure by either party at any time to require performance by the other party to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing hereunder, not will it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party as regards any subsequent action. A waiver of any right accruing to either party pursuant to this Agreement shall not be effective unless given in writing.

11.3    NOTICES.    Whenever notice is required by the terms hereof, it shall be given in writing by delivery in person, by recognized overnight delivery service, or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

If to Cargill:            Cargill, Incorporated
15407 McGinty Road West/MS-20
Wayzata, MN 55391
Attn: Michael Ricks

With a copy to:            Cargill, Incorporated
15407 McGinty Road West/MS-24
Wayzata, MN 55391
Attn: GOSCNA Attorney

If to TAI or TAAG:        The Andersons, Inc.
480 W. Dussel Drive
P. O. Box 119
Maumee, OH 43537
Attn: Jim Banachowski

With a copy to:            The Andersons, Inc.
480 W. Dussel Drive
P. O. Box 119
Maumee, OH 43537
Attn: Legal Dept.

If notice is given by mail, it shall be effective three (3) days after mailing.

11.4    CONSTRUCTION TERMS OF AGREEMENT; MODIFICATION. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof. This Agreement contains the entire agreement, and supersedes and replaces any prior agreements (either written or oral), between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of such term, covenant or condition shall in now way affect any other term, covenant or condition herein contained.

11.5    SUCCESSORS AND ASSIGNS.    This Agreement shall be binding upon the successors and assigns of each of the parties hereto.

11.6    COMPLIANCE WITH LAWS.    Cargill and TAI each agrees to perform its obligations under this Agreement in material compliance with all applicable laws, rules, regulations, orders and decrees of the United States and the State of Ohio.

11.7    NO THIRD PARTY BENEFICIARY.     No person or entity shall be deemed to be a third party beneficiary of this Agreement and nothing expressed or implied in this Agreement shall be deemed to confer upon any person or entity, or any heir, successor, assign or legal representative thereof, any rights or remedies of any nature or kind whatsoever, including without limitation any right to contract or any right to employment or continued employment.

11.8    GOVERNING LAW.     This Agreement is to be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflicts of law rules.

11.9    COUNTERPARTS.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

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IN WITNESS WHEREOF, Cargill, Incorporated and The Andersons, Inc. have executed this Agreement effective the day and year first above written.

CARGILL, INCORPORATED                THE ANDERSONS, INC.

By:    _/s/ Michael L. Ricks_________        By:    _/s/ Dennis J. Addis_______________
Michael L. Ricks                     Dennis J. Addis
Vice President,                         President, Grain Group
Grain and Oilseeds NA Business Unit